April 15, 2011

Federated Insurance Series

4000 Ericsson Drive

Warrendale, PA 15086-7561

Ladies and Gentlemen:

We have acted as counsel to Federated Insurance Series, a Massachusetts business trust (the “Trust”), and its series, Federated Prime Money Fund II, Federated Quality Bond Fund II, Federated Capital Income Fund II, and Federated Capital Appreciation Fund II (each an “Acquiring Fund”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), registering undesignated shares of beneficial interest in each of Federated Prime Money Fund II and Federated Capital Income Fund II, and Primary Shares of beneficial interest of each of Federated Quality Bond Fund II and Federated Capital Appreciation Fund (the “Merger Shares”) to be issued pursuant to Agreements and Plans of Reorganization (the “Agreements”).

The Agreements, in the form to be adopted by: (a) each of Money Market Portfolio, High Grade Bond Portfolio, Strategic Yield Portfolio, Managed Portfolio, Value Growth Portfolio and Blue Chip Portfolio (each an “Acquired Fund”), each a series of EquiTrust Variable Insurance Trust; and (b) each Acquiring Fund, provide for the transfer of each Acquired Fund’s assets to the corresponding Acquiring Fund determined in the manner specified in the Agreements in exchange solely for the issuance of shares as follows: Merger Shares shall be distributed to shareholders of Initial and Service Class Shares of the Acquired Funds, in each case, in proportion to such shareholders’ holdings on the reorganization date.

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Agreements, the Declaration of Trust of the Trust, the By-Laws of the Trust, and the actions of the Trust that provide for the issuance of the Merger Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Federated Insurance Series

April 15, 2011

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Merger Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and

2.	When issued and consideration therefor has been paid in accordance with the Agreements, the Merger Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and nonassessable. In this regard, however, we note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP